UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 19, 2014

Chesapeake Utilities Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware		19904
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	302.734.6799

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Chesapeake Utilities Corporation ("Chesapeake"), through its subsidiary, Eight Flags Energy, LLC ("Eight Flags"), is pursuing the development and construction of a combined heat and power plant (the "Plant") in Fernandina Beach in Nassau County, Florida. The Plant will be built on a site to be leased from Rayonier Performance Fibers, LLC ("Rayonier Performance Fibers") pursuant to a Ground Lease, Easement and Site Services Agreement (the "Lease"). The Lease is currently being negotiated by Eight Flags and Rayonier Performance Fibers. The Plant site is adjacent to a cellulose specialties plant that Rayonier Performance Fibers operates (the "CS Plant").

The Plant will consist of a natural gas fired turbine and associated electric generator and is designed to generate approximately 20 megawatts ("MW") of base load power and also include a heat recovery steam generator capable of providing approximately 75,000 pounds per hour of unfired steam. Eight Flags will sell the power generated by the Plant to Florida Public Utilities Company ("FPU"), a Chesapeake subsidiary, pursuant to a purchase power agreement ("PPA"). The base load power of approximately 20 MW will cost less than FPU’s current blended portfolio power cost. In addition, Eight Flags will sell the steam generated by the Plant to Rayonier Performance Fibers for use in the operation of the CS Plant pursuant to a Negotiated Steam Supply and Purchase Agreement (the "Steam Agreement") which the parties have executed. The term of the Steam Agreement is twenty years from the date commercial operations commence at the Plant, unless earlier terminated in accordance with the terms of the Steam Agreement.

FPU and Peninsula Pipeline Company, Chesapeake’s intrastate natural gas pipeline subsidiary, will be transporting natural gas through their distribution and transmission systems, respectively, ultimately delivering it to the Plant for use in power production.

The construction of the Plant and the transactions contemplated by the Steam Agreement, the Lease and the FPU PPA are subject to various conditions, including obtaining necessary governmental approvals, environmental and regulatory permits and the parties’ completion and execution of various agreements, including the Lease. Rayonier Performance Fibers and FPU have also executed an amendment to the previously executed PPA with Rayonier Performance Fibers which extends the term to be co-terminus with the Steam Agreement. Guaranty agreements have also been executed by Chesapeake and Rayonier Performance Fibers’ parent, Rayonier Advance Materials, Inc., guaranteeing the payment and performance of the obligations of Eight Flags and Rayonier Performance Fibers, respectively, under the Steam Agreement and Lease. If all conditions are satisfied, construction of the Plant is currently scheduled to commence in early 2015 with commercial operation expected to commence in July 2016.

The projected investment to be made by Chesapeake and its subsidiaries in constructing the Plant and associated facilities is approximately $35.5 million and is included in Chesapeake’s current capital budget. The majority of these capital costs are expected to be incurred in 2015. Chesapeake anticipates that it will initially finance this project with short-term financing, but will subsequently refinance the project, along with other capital projects, on a longer term basis once the project is substantially constructed. On a consolidated basis, the project is expected to generate approximately $7.3 million in annual net margin. On a prospective basis, this margin could fluctuate based upon various factors, including, but not limited to, the quantity of steam delivered, the Plant’s hours of operations, etc. The project is expected to be accretive to Chesapeake’s consolidated results in the first full year of operations.

On September 19, 2014, Chesapeake issued a press release announcing this project. The press release is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

September 19, 2014	By:	Beth W. Cooper

Name: Beth W. Cooper
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated September 19, 2014